                                                                   Exhibit 10.10


                      MARKETING AND DISTRIBUTION AGREEMENT


       THIS AGREEMENT is made on January 1, 1999 between PUBLISHERS GROUP WEST INCORPORATED, a California corporation, with principal place of business located at 1700 Fourth Street, Berkeley, Ca 94710 ("PGW"), as the purchaser, and TOTAL SPORTS INCORPORATED with principal place of business located 133 Fayetteville Street Mall, 6th Floor, Raleigh, NC 27601 (the "PUBLISHER"), as the seller.


                                    RECITALS

       PUBLISHER is in the business of publishing books, and may in the future publish audio products, multimedia CD-ROMs and software, and calendars (collectively "PRODUCTS"). This agreement excludes PRODUCTS produced by PUBLISHER and licensed to a 3rd party.

       PGW is in the business of obtaining such products for the purposes of soliciting the sale thereof on a sale or return basis and distributing such products to BOOKSELLERS (as herein defined) in the United States.

       The parties intend PGW to be the exclusive United States distributor of PUBLISHER'S PRODUCTS as set forth herein.

       1. Appointment and Acceptance. PUBLISHER grants to PGW, and PGW accepts from PUBLISHER, the exclusive right to solicit BOOKSELLERS within the United States for the purchase of the PRODUCTS on a sale or return basis, or on a non-returnable basis (when applicable), in accordance with the terms and provisions of this AGREEMENT and the right to maintain an inventory of all the PUBLISHER'S PRODUCTS, except those that may be described in attached Exhibit E made a part hereof if applicable.

       2. Market. As used in this agreement, BOOKSELLERS means any business that sells PRODUCTS in the following channels, including the suppliers thereto:
     [*]. Publisher reserves the exclusive right to license PRODUCT from time-to-time to a third party for sales outside of markets defined above as BOOKSELLERS. PUBLISHER also reserves the exclusive right to solicit orders outside of markets defined as BOOKSELLERS for bundled products (i.e., to sporting goods stores and sports specialty stores). PUBLISHER reserves the non-exclusive right to solicit orders outside of the above-defined channels in the United States, including direct mail, corporate and text sales, and premium sales.

         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

       3. Duration of Agreement. This AGREEMENT shall continue in effect for a period of two (2) years and shall be automatically renewed for successive two (2) year periods at the end of such period unless terminated by either party's six (6) months prior written notice effective at the end of any such period.

       4. Title. PUBLISHER shall hold title to each PRODUCT until PGW's consummation of a sale of any PRODUCT to any BOOKSELLER. Immediately prior to making sale of a PRODUCT to a BOOKSELLER, PGW shall acquire from PUBLISHER title to the PRODUCT, provided, further, however, that upon any BOOKSELLER'S return of the PRODUCT to PGW, title thereto shall automatically revest in PUBLISHER.

       5. Obligations of the PUBLISHER. PUBLISHER shall perform, at its sole expense, the following duties:

          a. To supply PGW, for the purpose of PGW's filling BOOKSELLERS' purchase orders, such quantities of the PRODUCTS as may reasonably be required by PGW, provided PGW uses reasonable efforts to keep PUBLISHER advised of order trends and inventory status, so that PUBLISHER may anticipate reprint needs.

          b. To ship the PRODUCTS to the storage facility or facilities designated by PGW in Exhibit A.

          c. To package the PRODUCTS in accordance with the specifications set forth in the document, "PGW SHIPPING REQUIREMENTS", in Exhibit A.

          d. To provide PGW with not less than sixty (60) days written notice before orders for any new PRODUCTS can be solicited unless PUBLISHER finds it advantageous to publish an "instant" book. In such a case, PUBLISHER acknowledges that a shorter than 60 day notice period for publication may adversely effect complete pre-publication distribution.

          e. To provide book covers, quality sales materials, and up to forty
     (40) sample copies of each of the PRODUCTS for PGW's sales purposes, and as needed and mutually agreed upon, review copies for BOOKSELLERS (see Exhibit D, Inventory Charges).

          f. To provide editorial information and cover graphics material for the purpose of cataloging the PRODUCTS in accordance with PGW`s schedule for catalogs, if applicable (see Exhibit B).

          g. To promptly inform PGW when PUBLISHER intends to cease printing any PRODUCTS or has made any sales of edition, format or (subject to this AGREEMENT) ownership rights of the PRODUCTS in the United States.

       6. Obligations of PGW. PGW shall perform, at its own expense, the following duties and obligations:

          a. To employ sales representatives who are knowledgeable and experienced in the wholesale and retail sale of intellectual property such as the PRODUCTS, and who shall be the employees and agents of PGW and not of the PUBLISHER, and to use its best efforts to sell the PRODUCTS to BOOKSELLERS on a sale or return basis, or on a non-returnable basis (when applicable).

          b. To ship the PRODUCTS promptly to the BOOKSELLERS who are purchasing them from PGW on PGW's then standard terms and conditions (see Exhibit C for the current version of such terms and conditions). PGW will obtain PUBLISHER's approval prior to making an increase in discount terms to BOOKSELLERS greater than [*]% within a 12-month period.

          c. To render, to each purchaser of the PRODUCTS, invoices in the name and for account of PGW, and to collect the NET SALES PRICE as it becomes due.

          d. To maintain an accurate record of the sale of each PRODUCT, which record (the "SALES REPORT") shall consist of the description of the PRODUCT sold, the date of sale, the name and location of each purchaser, the purchase price invoiced or credited to each purchaser (the "NET SALES PRICE"), the PGW invoice number for each sale, the quantity of each PRODUCT shipped to each purchaser, the quantity of each PRODUCT returned by each purchaser and the amount of the credit issued for such return (the "RETURN CREDIT"). PGW shall furnish to PUBLISHER a SALES REPORT relating to each PRODUCT sold by or returned to PGW during the previous month, on a monthly basis on or about the fifteenth (15th) day of each month.

          e. To maintain capability for publisher online sales reporting at no charge to PUBLISHER.

          f. To provide storage facilities for twice PGW's reasonable estimate of projected annual sales of the PRODUCTS (see Exhibit A).

          g. To maintain with respect to each PRODUCT within the custody or possession of PGW, except as set forth in the following sentence, insurance coverage in an amount not less than [*] percent ([*]%) of the retail price of the PRODUCT for damage due to physical loss, including but not limited to fire and smoke damage, water damage due to earthquake, fire damage due to earthquake, sprinkler damage due to fire, theft and vandalism, and in-transit loss. Risks not covered by PGW's insurance coverage include loss due to flood, nuclear peril, and structural failure due to earthquake.

       7. Terms of Payment to PUBLISHER.

          With respect to each PRODUCT PGW sells to any BOOKSELLER on a sale or return basis, or on a non-returnable basis (when applicable), PGW shall pay to the PUBLISHER, fifty percent (50%) in sixty (60) days and fifty percent (50%) in ninety (90) days after the end of the month for which PGW provides the PUBLISHER with the SALES REPORT, the total NET SALES PRICE less [*] percent ([*]%) thereof, (the "PUBLISHER'S PAYMENT") for calendar years 1999 and 2000. The PUBLISHER'S PAYMENT will be set at a maximum level of [*]% for the calendar years 1999 and 2000, unless or until NET SALES exceed $[*] within one calendar year,

         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

     at which time the rate change will adhere to the schedule below beginning with the next calendar year.

          Beginning January 1, 2001, PUBLISHER'S PAYMENT will be based onthe percentage of total NET SALES set forth below according to the following schedule of aggregate NET SALES recorded by the PUBLISHER through PGW during the preceding calendar year. The PUBLISHER'S PAYMENT will decrease or increase accordingly in the succeeding year if NET SALES drop below or extend above the respective break points over the current annual term. All rate changes will go into effect on January 1.

Net Sales                    PGW Percentage
$0 to 250,000                     [*]%
$250,000 to 500,000               [*]%
$500,000 to 750,000               [*]%
$750,000 to 1,000,000             [*]%
$1,000,000 to 2,000,000           [*]%
$2,000,000 to 3,000,000           [*]%
$3,000,000 to 4,000,000           [*]%
$4,000,000 to 5,000,000           [*]%
$5,000,000 to 6,000,000           [*]%
$6,000,000 to 7,000,000           [*]%
$7,000,000 to 8,000,000           [*]%
$8,000,000 to 9,000,000           [*]%
$9,000,000 to 10,000,000          [*]%
$10,000,000 plus                  [*]%


       8. Withholding for Returns. Returns withholding, if necessary, shall be based on verifiable figures from Borders Group/Waldenbooks, Barnes & Noble, Ingram Book Company, and a like sell-through percentage from the rest of the book trade. Publishers Group West will use the entire balance of all earnings of the PUBLISHER against which to apply withholding, including a reasonable assessment for ongoing sales. Publishers Group West will reassess the withholding amount, if any, on a regular basis based on new reporting from the above accounts. Publishers Group West is entering this AGREEMENT with the PUBLISHER with the expectation that there will be no automatic returns withholding. Returns withholding will be calculated on a case-by-case basis. Specific events that could trigger withholding include an unusually high volume of returns anticipated on a single PRODUCT or PRODUCTS. Termination of this AGREEMENT (see Paragraph 14 below) will result in automatic returns withholding as described above and may also incorporate an analysis based on average sales and returns by month.



         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

       9. Reimbursement to PGW for a Negative Account Balance. With respect to any situation where the PUBLISHER'S account balance is in deficit due to BOOKSELLERS' return of any PRODUCTS for which PGW has previously remitted the PUBLISHER'S payment, PUBLISHER shall pay to PGW, within sixty (60) days after the end of the month in which PUBLISHER'S balance becomes negative, a sum equal to the deficit balance on PUBLISHER'S account. PGW also retains the right to offset for such deficit. In determining whether a deficit balance exists, PGW shall first exhaust any reserves against returns it maintains with respect to said returned PRODUCTS, and only the amount in excess of such reserves shall be deemed "deficit".

       10. Coop Advertising. PGW will contribute a percentage equivalent to the PUBLISHER'S PAYMENT of the cost of any mutually agreed upon cooperative advertising within the book trade. PGW and PUBLISHER shall not unreasonably delay or withhold approval of said cooperative advertising.

       11. Risk of Loss. PUBLISHER shall bear all of the risk of loss of the PRODUCTS until their delivery to and acceptance by PGW at the storage facilities designated in Exhibit A. Thereafter, with respect to any PRODUCTS within the custody or possession of PGW, PGW shall bear the risk of loss of the PRODUCTS for damage due to physical loss covered by the insurance maintained under paragraphs 6(f) hereof, including but not limited to fire and smoke damage, water damage due to earthquake, fire damage due to earthquake, sprinkler damage due to fire, theft and vandalism, and in-transit loss, provided, however, that PGW's total liability shall not exceed [*] percent ([*]%) of the total LIST PRICES for the lost or damaged PRODUCTS. Risks not covered by PGW's insurance coverage include loss due to flood, nuclear peril, and structural failure due to earthquake. Notwithstanding the foregoing, PGW shall incur no liability for inventory shortages of any PRODUCTS that in any year do not exceed one percent (1%) of the total quantity of the PRODUCTS warehoused during each year by PGW.

       12. Supplemental Fees and Charges. PUBLISHER will be charged with supplemental fees and charges at PGW's standard rates for services provided to PUBLISHER by PGW. These charges may include: PUBLISHER fulfillment charges, coop advertising charges, microfiche charges, trade show charges, catalog cancellation charges, sales material charges, inventory overstock charges, statistical shortages charges, receiving non-compliance charges, and stickering charges (see Exhibit D).

       13. Assignment. Neither party shall assign, sell or otherwise transfer any of its rights or obligations under this AGREEMENT, except that PGW and PUBLISHER shall each have the right to assign its right to receive proceeds pursuant hereto to any financial or banking institution as security for a loan and that PGW and PUBLISHER reserve the right to assign this AGREEMENT to any purchaser of substantially all of its assets. The terms and provisions of this AGREEMENT shall be binding upon and inure to the benefit of parties hereto, their successors and permitted assigns.



         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

       14. Termination.

          a. This AGREEMENT may be terminated for a party's failure to timely cure its default in any terms or provisions of the AGREEMENT. Such termination shall be effective thirty (30) days after written notice of default is given by the non-defaulting party, unless the defaulting party shall completely cure the default within the forty-five day period.

          b. This AGREEMENT may be terminated immediately upon written notice by either party if: (i) a receiver is appointed by either party or its property; (ii) either party makes, or attempts to make, an assignment of the benefits of its creditors; (iii) any proceedings are commenced by or for either party under the bankruptcy, insolvency or debtor's relief law, or (iv) either party liquidates or dissolves or attempts to liquidate or dissolve its above-described business.

          c. Course of Termination. Within forty-five (45) days after the date of termination of this AGREEMENT, PGW shall return all of PUBLISHER'S PRODUCTS within its possession to a destination designated by PUBLISHER, the cost of which return shall be borne by the party initiating the termination of this AGREEMENT unless the termination is for uncured breach, in which case the breaching party shall bear the cost. Upon termination of this AGREEMENT, PGW will continue to make timely payments to PUBLISHER as described in Section 7 herein and PUBLISHER shall remain responsible for the amounts due under Sections 9 and 12 herein. PGW will continue to review the account on a monthly basis relative to withholding until the account is closed. Within one (1) year after the termination of this AGREEMENT, PGW shall make a final accounting of the sales and returns of the PRODUCTS, and any amounts due and owing thereunder to either party shall be settled by the other party's immediate payment of the amounts shown to be due, and any PRODUCTS within PGW's possession shall be returned at the cost of the party designated herein.

       15. Intellectual Property. PUBLISHER warrants that the PRODUCTS do not infringe upon or violate any copyright, trademark, trade name or any other proprietary right, or any right of privacy of any third party, or any statute, ordinance, regulation, or case law of any governmental entity having jurisdiction over the parties. The PUBLISHER's sole obligation to PGW for breach of this warranty shall be to defend, indemnify and hold PGW harmless for any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorney's fees) incurred by PGW as a result of any judgment or proceeding against PGW or any BOOKSELLER in which it is determined or alleged that the marketing or use of any PRODUCT infringes upon or violates any of the above-described rights of any third party, or laws or regulations of any governmental entity having jurisdiction over the parties. Such indemnification is contingent upon PGW's tendering to PUBLISHER the sole right to defend and settle such claim or proceeding at the PUBLISHER's sole expense, and cooperating with the PUBLISHER in defending or settling any such claim or proceeding at the PUBLISHER's sole expense, provided however that (i) PGW receives reasonable assurance that PUBLISHER will mount a competent defense and can pay reasonably anticipated settlement amounts; (ii) that PGW shall have the right to approve PUBLISHER's choice of defense counsel in order to determine the experience and competence thereof (such approval not to be unreasonably withheld or delayed); (iii) that if PUBLISHER fails to retain counsel in a timely manner to defend any claim against PGW, or if such counsel is unable due to a conflict of interest to represent PGW, then PGW shall have the right to retain counsel at PUBLISHER's expense to defend PGW and PUBLISHER against such claim.

       16. Notices. Any written notices required or permitted under this AGREEMENT shall be deemed to be delivered when personally delivered, or when deposited by mail postage prepaid, or delivered by courier service, addressed to the other party at its address set forth on page 1 of this AGREEMENT, except that any notice required under Paragraphs 3 and 14 shall be delivered by certified mail, return receipt requested, or by courier service, signature required. Either party may change its address by notice delivered in accordance with this paragraph.

       17. Waiver. The failure of either party at any time to require performance by the other party, or to declare a breach of any provision of this AGREEMENT shall not operate as a waiver of any other provision of this AGREEMENT or of said party's rights hereunder.

       18. Force Majeure. Notwithstanding anything to the contrary in this AGREEMENT, the parties hereto shall each be excused from performance of their respective duties and obligations hereunder while and to the extent that performance is prevented for a period not to exceed six (6) months by an act of God, strike or labor dispute, war or war condition, riot, civil disorder, government regulations, embargo, fire, flood, accident, earthquake or any cause beyond the reasonable control of such party.

       19. Attorneys' Fees. In the event any suit, action or any other proceeding is commenced to enforce or interpret any part of this AGREEMENT, the prevailing party therein shall be entitled to recover its costs and reasonable attorneys' fees incurred therefor.

       20. Severability. If any term, provision, covenant or condition of the AGREEMENT is held invalid or unenforceable for any reason, the remainder of the provisions of this AGREEMENT shall continue in full force and effect as if this AGREEMENT had been executed with the invalid portion eliminated.

       21. Governing Law. The validity, interpretation and performance of this AGREEMENT shall be governed by and construed under the laws of the State of California without giving effect to principles of conflict of law. If litigation or arbitration is initiated by either PGW or PUBLISHER, the party initiating action agrees to be subject to the exclusive jurisdiction of courts located in the state of the other party. If PUBLISHER initiates action, courts located in San Francisco, California, will have exclusive jurisdiction. If PGW initiates action, courts located in New York, New York, will have exclusive jurisdiction.

       22. Dispute Resolution. The parties agree that disputes should be resolved between themselves to the extent possible without resort to litigation or arbitration. Therefore, if a dispute arises under this AGREEMENT, each party will propose to the other party in writing its position with respect to the matter. The parties shall then use their good faith best efforts, including mediation, to attempt to settle the matter between themselves as promptly as possible, and shall commence arbitration only after it appears that resolution through mediation is unlikely. Should arbitration thereafter be necessary, the parties will proceed according to the then-prevailing rules of the American Arbitration Association. The arbitration will take place in either the State of California or the State of New York in accordance with the understanding regarding exclusive jurisdiction discussed above in Paragraph 21, Governing Law. The decision of the arbitrator will be final and binding on the parties hereto, and it may be enforced in any court of competent jurisdiction.

       23. Entire Agreement. This AGREEMENT contains all of the agreements between the parties with respect to the subject matter hereof, and no other agreement, understanding or representation, whether written or oral, shall supersede, modify, amend or otherwise alter the terms of this AGREEMENT, unless it is in writing executed by all of the parties hereto after the date hereof.

       IN WITNESS WHEREOF, the parties hereto execute this AGREEMENT on the date first above written.

     "PGW"

     PUBLISHERS GROUP WEST INC.
     1700 Fourth Street
     Berkeley, Ca  94710
     510 528-1444

     By:_____________________________

     Printed Name:____________________


     "PUBLISHER"

     TOTAL SPORTS INC.



     133 Fayetteville Street Mall, 6th Floor
     Raleigh, NC, 27601
     919 755-8020

     By:______________________________

     Printed Name:_____________________

                                   EXHIBIT A

                 PACKAGING, SHIPPING AND INVENTORY REQUIREMENTS

     I.   PACKAGING REQUIREMENTS

       a. All PRODUCTS should have the phrase "Distributed by Publishers Group West" on the back cover for trade paper or on the back flap for cloth titles.
       b. All PRODUCTS must have a bar code and price placed in the following manner:
            Trade paper and paper over board: Bookland EAN Bar code and price should be displayed on the back cover.
            Cloth: Bookland EAN Bar code should be on the back cover and the price should be printed on the inside front flap.
            Cloth without dust jacket: Bookland EAN Bar code and price should be printed on the back cover.
            Mass market: A UPC bar code should be on the back cover and a Bookland EAN bar code and price should be on the inside of the front cover.
            Multimedia CD-ROMs and software, audio products and other non-book products: Bookland EAN bar code and price should be displayed on all such products.

     II.  SHIPPING REQUIREMENTS

       The following requirements must be met to assure proper receipt of the TITLE. Any variation from these requirements may be cause for delay in receipt and/or a charge to the PUBLISHER. For specific charges, see Exhibit D.

       a. Palletize shipments in excess of 15 cartons on 48"x 40" pallets, with 40" entry. Pallet height should not exceed 50". Cartons must not overhang pallet. Pallets must be shrink-wrapped.

       b. All PRODUCTS must be packed securely in 200-pound test or better corrugated cartons. Carton weight should not exceed 40 lbs. Cartons must be labeled with publisher, title, edition, quantity, ISBN, price, and Bookland EAN bar code on two adjacent sides.

       c. All shipments must include a packing slip. For each product the packing slip should detail: title, ISBN, quantity, price, and number of cartons. The packing slip should reference PGW's purchase order number and indicate whether it is a partial or complete shipment. Attach packing slip to the top of the load.

       d. Freight must be prepaid. The PUBLISHER will be charged for collect shipments and the freight charges will be deducted from the PUBLISHER payment. Trucking companies must make delivery appointments 24 hours in advance.

       e. Titles must not be mixed on more than one pallet. If the balance of stock for more than one product is palletized together then the mixed pallet must be clearly marked.

       f. Address shipments to the designated warehouse:

              Publishers Group West
              2724 West Winton Avenue
              Hayward CA 94545
              Publishers Group West
              c/o JV East
              115 N. 25th Street
              Lebanon, PA 17042

       g. Drop Shipment Freight Cost. Publishers Group West will pay 50% of the freight costs billed by the PUBLISHERS printer for drop shipment of products to designated wholesale accounts.

       h. It is the PUBLISHER'S responsibility to coordinate the clearance and delivery of international shipments.

     III. INVENTORY MANAGEMENT PROCEDURES

       a. Excess stock. PGW agrees to inventory PUBLISHER'S active stock, which is defined as being approximately 24 months of inventory for each product based on the average of the last 12 months of sales. Excess stock calculations will not apply to PRODUCTS until one year after publication date. Inactive stock will be charged a storage fee per PRODUCT per month billed quarterly. Deleted PRODUCTS will accrue a storage charge beginning 90 days from the time the PRODUCT is declared out of print.

       b. Shopworn returns. PUBLISHER understands that PGW will accept shopworn returns from accounts. Shopworn returns will be marked and recycled. PGW will return PUBLISHER'S shopworn PRODUCTS to the PUBLISHER unsorted at a cost of $.10 per copy, plus freight, at the PUBLISHER's written request.

       c. Deleted titles. PUBLISHER should provide shipping instructions in advance for any PRODUCT going to delete status. At the time a PRODUCT is changed to delete, all stock will be collected and returned to the PUBLISHER or recycled per the PUBLISHER'S advance instruction. Subsequent returns will be collected and returned or recycled until all returns for the PRODUCT are processed.

       d. Physical Inventory. PGW will conduct an ongoing cycle count of its entire warehouse resulting in a verification by location of all PGW inventory. On request, PGW will conduct a physical inventory by product one time per calendar year. The PUBLISHER may request more than one physical count per year at a labor rate of $20.00 per hour. Physical counts result in the temporary restriction of inventory from shipping. Timing of physical counts will be coordinated with PUBLISHER to minimize the impact of this restricted shipping.

       e. Additional charges. Any charges that are not specified in this Exhibit will be billed on a time and materials basis with a labor rate of $20.00 per hour.

                                   EXHIBIT B
                               CATALOG DEADLINES

     THE EDITORIAL FACT SHEET (EFS) PACKET

       We launch products by including them in PGW's catalogs. Approximately four weeks prior to the production of each of the three seasonal catalogs, each publisher receives a packet of information outlining everything we need from you to successfully present PUBLISHER'S product. It is essential that all parts of this packet are reviewed and all material arrive at PGW by the dates requested.

       If PGW does not receive the information by the dates requested, PGW cannot guarantee that PRODUCTS will be included in the appropriate catalog.

       The packet includes:

          THE BLUE PREVIEW CARD
          THE EDITORIAL FACT SHEET (EFS)
          THE TIP SHEET
          GUIDELINES FOR CATALOG GRAPHICS AND SALES MATERIALS
          KEY CATALOG AND SALES MATERIALS DEADLINES FOR THE YEAR

       Packets for each of the catalog seasons are mailed each year on approximately the following schedule:

               FALL           WINTER           SPRING

               12/10            5/1             7/10

       The following schedule is included in PUBLISHER'S editorial fact sheet packet and is roughly the same each year: check the seasonal editorial fact sheet packet for the exact deadlines.

                              FALL  WINTER  SPRING

     BLUE PREVIEW CARD DUE    1/10    5/30    8/10
     EDITORIAL FACT
           SHEETS DUE          2/1    6/15     9/1
     COVER GRAPHICS DUE       3/15    7/15   10/15
     TIP SHEETS DUE           3/15    7/15   10/15
     SALES CONFERENCE          5/5    8/20    12/5

                                   EXHIBIT C

                    PGW'S CURRENT TRADE RETAIL AND WHOLESALE
                               DISCOUNT SCHEDULES
       Discounts and terms with BOOKSELLERS can change without notice. BOOKSELLERS will be notified.

                                RETAIL DISCOUNT
                                   SCHEDULES

                                 Book Schedule
                                   1-24.....40%
                                   25-99....43%
                                 100-299    44%
                                 300-599    45%
                                 600-999    46%
                                 1000-1999  47%
                                 2000 plus  48%

                                    Prepacks
                               No minimum.....48%

                              Audio/Video Schedule
                                 1-4........44%
                                 5-24.......45%
                                 25-99......46%
                                 100-249    47%
                                 250-499    48%
                                 500-999    49%
                                 1000 plus  50%



                             Computer Book Schedule
                                 1-9........40%
                                 10-24......45%
                                 25-99......46%
                                 100-249    47%
                                 250-499    48%
                                 500-999    49%
                                 1000 plus  50%

                         Calendar Schedule (Returnable)
                                No minimum  55%
                                Return deadline:
                                    April 30

                                 Non-Returnable
                                    Schedule
                                No minimum  50%
         (Includes bookstores, gift and gourmet, and internet accounts)


                                   WHOLESALE
                               DISCOUNT SCHEDULES

                                 Book Schedule
                                No minimum  50%

                             Computer Book Schedule
                                No minimum  55%

                         Calendar Schedule (Returnable)
                                No minimum  57%
                                Return deadline:
                                    April 30

                              Audio/Video Schedule
                                No minimum  55%

                                 Non-Returnable
                                    Schedule
                                No minimum  55%
                (Includes book and gift and gourmet wholesalers)

                               Freight Allowance
                               1% subtracted from
                              retail price before
                              discount is applied.

       Any retail account in good credit standing with four or more stores and a consolidated warehouse location will be eligible for an extra one percent (1%) over earned discount, and one percent (1%) extra on audio and calendars for orders shipping to the warehouse location.

          THE ABOVE SCHEDULES DO NOT APPLY TO SHORT DISCOUNT PRODUCTS

     PGW ANNUAL VOLUME INCENTIVE DISCOUNT PROGRAM

       Participating retail accounts may earn a base discount on annual net sales. Accounts are reviewed in December for adjustment. Individual orders may earn a higher discount, but no order will be invoiced at less than the established annual rate except for short-discount titles.

                                 Book Schedule

                                 $400,000  48%
                                 $75,000   47%
                                 $20,000   46%
                                 $5,000    45%
                                 $2,000    44%
                                 $1,000    43%

                             Computer Book Schedule

                                 $25,000   50%
                                 $15,000   49%
                                 $10,000   48%

                              Audio/Video Schedule

                                 $25,000   50%
                                 $10,000   49%
                                 $5,000    48%

                                   EXHIBIT D
                              SUPPLEMENTAL CHARGES

       A summary of charges follows that will appear on PUBLISHER'S monthly statement as chargebacks when and if they are incurred.
     SHIPPING AND WAREHOUSING:

     . Freight charges:

       PGW will charge PUBLISHER $50.00 for collect freight shipments.
       PUBLISHER will be reimbursed for direct shipments from their printer to retail accounts. PUBLISHER must bill PGW and provide acceptable backup as support.

       PGW pays 50% of drop ship charges to wholesalers. If PUBLISHER is billed by printer then PUBLISHER must bill PGW. If PGW is billed by printer then PGW will chargeback to PUBLISHER'S account.

       If PGW returns overstock inventory to PUBLISHER, the freight expense will be charged back to the PUBLISHER'S account.

     . Inventory charges:

       Inactive stock will be charged a storage fee of $.02 per product per month on a quarterly basis. Deleted products will be charged a storage fee of $.02 per product per month beginning 90 days from the time that the PRODUCT is declared deleted.

     . Receiving non-compliance charges:

       Non-standard pallet: $25.00 per pallet.
       Re-box carton: $3.00 per carton.
       Label cartons: $2.00 per carton.
       No packing slip: $25.00 per shipment.
       Freight chargeback: $25.00 per shipment.
       Delivery made without appointment: $15.00.
       Titles mixed on a pallet: $15.00 per title.

     ACCOUNTS RECEIVABLE:
     . Statistical shortages charges:

       Barnes & Noble and Waldenbooks chargeback their suppliers on a statistical basis for short shipments. They each do a sampling of their receiving on a regular basis to ascertain what the shortage chargeback rate should be. PGW, in turn, verifies their receiving records to make sure the shortage chargeback rate is correct.

       On a quarterly basis, PGW will deduct from PUBLISHER'S account their pro rata share of the statistical shortage deduction.

     SALES AND MARKETING:

     . Catalog cancellation charges:
       There is a $250.00 charge for canceling a product after it is cataloged.

     . Advertising production charges:
       Advertisements produced by PUBLISHERS GROUP WEST will be charged back to the PUBLISHER at PGW's cost.

     . Annotations:

       Ingram and Baker & Taylor have numerous trade publications which annotate new and backlist titles. The policies of these wholesalers state that they may list any product they carry, and charge the publisher for each annotation without prior approval. PGW pays 25 percent of the cost of annotations.

     . Microfiche charges:

       All products carried by Ingram are included in their quarterly microfiche at a charge of $4.50 per title. All products carried by Baker & Taylor are included in their microfiche twice a year at a charge of $2.50 per title.

     . Sales material charges:

       Each season PGW creates sales kits for each sales rep. Each kit includes a color photocopy of each new TITLE. The cost for 25 color photocopies is $28.00 per title. The cost will be $36.00 per PRODUCT if PUBLISHER has both US and Canadian distribution with PGW; and double the cost for each pair of double-listed PRODUCTS if PUBLISHER'S PRODUCT is listed in more than one frontlist catalog. PUBLISHER can provide PGW with the sales kit color photocopies.

     . Trade show charges:

       PGW participates in ABA. PUBLISHER'S participation should be discussed with PUBLISHER'S account manager.

     SPECIAL SERVICES:

     . Publisher fulfillment charges:

       Minimum charge, per order: $10.00.
       All actual freight charges for fulfillment shipments will be charged to PUBLISHER'S account or will be sent collect.
       Single copies: $.25 each product
       One to ten cases of one title: $3.50 each case.
       Over ten cases: $2.00 each case.
       One full original pallet of same title: $30.00 each pallet.
       Review copies with labels provided: $1.50 each product.
       Scanning: $.10 each product.

     . PUBLISHER may request return of shopworn PRODUCTS with a sorting cost of $.30 per copy, $5.00 per full case, $40.00 per full pallet, and the cost of return freight.

     . Re-jacketing:

       PGW will re-jacket cloth titles at a cost of $.25 per title with jackets supplied by the PUBLISHER.

     . Stickering charges:

       PGW will sticker products with labels provided by the publisher at a cost of $.10 per label.

                                   EXHIBIT E

                      PRODUCTS EXCLUDED FROM THE MARKETING
                           AND DISTRIBUTION AGREEMENT



Title                                         Price     ISBN